Exhibit 99.1


[LORAL SPACE & COMMUNICATIONS LOGO]
     600 Third Avenue
   New York, NY 10016

FOR IMMEDIATE RELEASE


                                                        Contact: Jeanette Clonan
                                                                   John McCarthy
                                                                  (212) 697-1105

Loral's quarterly conference call with chairman and chief executive officer, Bernard L. Schwartz, will begin at 11 a.m. EDT today. To participate, please dial (913) 981-4900 approximately 15 minutes prior to the scheduled start of the call, or access the listen-only simulcast of the call on the Internet at www.loral.com. A replay will be available beginning at 2:00 p.m. EDT on May 14 through 8:00 p.m. EDT on May 21, by dialing (719) 457-0820, access code: 309409. The web cast will be available on Loral's web site through May 21, 2003.

                    LORAL REPORTS FIRST QUARTER 2003 RESULTS

NEW YORK - May 14, 2003 - Loral Space & Communications (NYSE:LOR) today reported its financial results for the three months ended March 31, 2003.

The satellite industry continues to be particularly vulnerable to current economic conditions as customers delay new programs and industry overcapacity persists. The company has been successful, however, in trimming costs and making inroads into new markets, such as government and Internet protocol (IP) applications.

While performance declined on a year-to-year basis, Loral's results for the first quarter indicate some stabilizing of the business environment when compared sequentially to the fourth quarter of 2002, as evidenced by the following comparisons:

-    In the first quarter, revenues and EBITDA for the fixed satellite services
     (FSS) segment were $85 million and $43 million, respectively. Revenues for the quarter were down slightly on a sequential basis as expected. FSS EBITDA, compared to the prior quarter, remained steady. The FSS contract renewal rate remained constant with the prior period.

- FSS gross bookings for the quarter totaled $298 million versus $106 million in the fourth quarter of 2002 and net bookings were $252 million in the quarter versus $32 million in the fourth quarter of 2002.

Space Systems/Loral (SS/L) booked no new orders in the first quarter, but has outstanding bids on several new satellite opportunities and still expects awards for up to five satellites in 2003.


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


SS/L's first quarter EBITDA loss of $13 million includes a $10 million non-cash charge resulting from the company `marking to market' the value of stock it received from Sirius Satellite Radio in exchange for a vendor financing receivable. The company, to date, has realized $14.1 million of gains on the sale of a portion of its Sirius stock, including gains of $1.1 million in the first quarter. Loral currently holds 4.3 million shares of Sirius stock with an unrealized gain of $3.2 million as of the close of business on May 13, 2003.

At the end of the first quarter, Loral's combined backlog was $1.9 billion, up from $1.8 billion at year-end 2002.

Loral ended the first quarter with $102 million in cash.

Financial Results for the Period Ended March 31, 2003
(Please refer to the attached tables.)
In evaluating financial performance, management uses operating income/loss before depreciation and amortization, including amortization of unearned stock compensation (EBITDA) as a measure of a segment's profit or loss.

For the first quarter of 2003, Loral's reported revenues were $198 million versus $308 million in the first quarter of 2002.

Loral's reported EBITDA for the first quarter was $16 million, which includes the aforementioned $10 million non-cash charge related to Sirius. This compares with EBITDA of $62 million in the first quarter of 2002.

The company's operating loss for the quarter was $29 million versus income of $15 million in the same quarter last year. Net interest expense in the quarter was $10 million, compared to $13 million in the first quarter of 2002.

Dividends on Loral's two series of preferred stock were suspended in August 2002 but continue to accrue. In the first quarter of 2003, Loral accrued $3 million in dividend payments, a decline from $12 million paid in the year-ago quarter, a result of the 2002 conversions of preferred stock into common stock. Accruals on both series of preferred stock now total $9 million.

Loral's net loss applicable to common shareholders was $52 million or $0.12 per share versus a net loss in the year-ago quarter of $32 million or $0.09 per share (before the goodwill charge). Per share calculations for the current period are based on 432 million weighted average shares of common stock outstanding versus 337 million for the first quarter of 2002.

Loral's cash at March 31, 2003 was $102 million, after capital spending primarily for the continued construction of satellites for Loral Skynet, scheduled loan payments of $16 million, and net cash interest of $64 million. Net cash provided by operating activities in the first quarter was $32 million.


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


Bookings and Backlog

Loral's net bookings of $253 million in the first quarter included a substantial booking for in-flight Internet services. This compares with bookings of $31 million in the same period last year.

Loral's net funded backlog at the end of the first quarter was $1.9 billion compared to $2.5 billion at the same point last year and up slightly from $1.8 billion in backlog at the end of 2002.

FSS funded backlog remained strong at $1.5 billion, equal to the year-ago quarter and an improvement over year-end 2002 backlog. SS/L currently has twelve satellites under construction in various stages of completion representing $641 million in backlog.

BUSINESS SEGMENTS

Fixed Satellite Services (FSS)

In the first quarter, Loral Skynet's revenue was $85 million versus $89 million in the fourth quarter of 2002. Compared to the first quarter of 2002, revenue declined from $111 million. EBITDA in the first quarter was $43 million, equal to $43 million in the fourth quarter of 2002 and down from $66 million in the first quarter of 2002.

Loral's average annualized revenue per transponder across the fleet remains at $1.5 million, with new bookings coming in at $1.4 million per transponder, consistent with year-end 2002 pricing.

Strong demand continues in Asia and the Middle East for government and commercial video and data applications that benefit from the broad reach of Telstar 10, offsetting the subsiding requirements for war-related capacity in the region. The Latin American region, which has been particularly affected by regional economic uncertainty, is showing some signs of recovery with increased opportunities in both C- and Ku-band. In North America the high-definition television market continues its momentum, generating some renewed demand for C-band.

Capacity utilization at the end of the first quarter was 58 percent, compared with 62 percent at the end of last year.

After the close of the quarter, Loral Skynet introduced SkyReach(TM), a group of Internet protocol (IP)-based services that provides customers with secure private networks and high-speed Internet access using Skynet's established satellite/fiber infrastructure. SkyReach, which has generated considerable


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


interest among Skynet's customers, can deliver a wide-range of one-way and two-way IP services around the world.

Skynet also recently announced the development of a new digital cable distribution platform on Loral's Telstar 7 satellite. The MCPC (multiple-channels-per-carrier) application enhances Skynet's cable neighborhood on Telstar 7 by hosting multiple channels of programming, including Playboy TV, that are distributed to virtually every multiple system operator (MSO) in the United States as well as to DirecTV and EchoStar. Skynet will further expand its cable neighborhood later this year with the launch of Telstar 13.

In addition to Telstar 13, Skynet will launch two more satellites this year into high-growth potential markets: Estrela do Sul, which has an anchor tenant that will utilize 14 percent of the satellite's capacity at launch, climbing to 27 percent in three years, covering Brazil and the Americas, and Telstar 18/Apstar-V over Asia with a coverage pattern similar to the successful Telstar 10 satellite currently in operation.

Satellite Manufacturing and Technology

Space Systems/Loral's first quarter revenue totaled $132 million versus $243 million in the same period last year. SS/L recorded a $10 million charge relating to the exchange of the Sirius vendor financing receivable into Sirius equity. The quarter's EBITDA loss, including this charge, was $13 million, compared to income of $11 million in the same period a year ago.

SS/L booked no new satellite orders in the first quarter. SS/L expects that orders for 12 to 15 new satellites will be placed this year and that, if current proposed customer timetables remain intact, SS/L will be awarded contracts for up to five of them. SS/L has formal bids outstanding on multiple satellites for a variety of new and follow-on customers around the world.

In February, Intelsat 907 was successfully launched aboard an Ariane rocket. Intelsat 907 is the seventh satellite in the Intelsat IX series of satellites, all built by SS/L. It is the thirty-first satellite SS/L has delivered to the international communications provider since 1980. SS/L has now built nearly half of Intelsat's fleet, significantly more than any other manufacturer.

In March, SS/L received an order from WildBlue Communications Corp., Denver Colo., to resume construction of WildBlue-1, the world's first commercially dedicated all-Ka-band, multiple-spot-beam broadband satellite. A $156 million investment in Wild Blue by Intelsat, Liberty Satellite & Technology, Inc. and others will allow the company to resume construction of the WildBlue-1 satellite. With this investment, WildBlue intends to enter commercial service in 2004.


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


On March 20, 2003, SS/L-built satellites surpassed a historic milestone - 1000 years of on-orbit service. Over the past 43 years, 162 SS/L satellites have been placed into service around the globe. SS/L plans to launch an additional six satellites in 2003.

Loral Space & Communications is a high technology company that concentrates primarily on satellite manufacturing and satellite-based services. For more information, visit Loral's web site at www.loral.com.

                                      # # #

Note: EBITDA (which is equivalent to operating income/loss before depreciation and amortization, including amortization on unearned stock compensation) is a non-GAAP financial measure provided because it is the method by which the company measures the performance of its operating segments and it is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity and is presented to enhance the understanding of Loral's operating results. EBITDA is not an alternative to net income as an indicator of a company's operating performance, nor is cash flow from operations a measure of a company's liquidity.


This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Ltd. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, which have been described in the section of the company's annual report on Form 10-K for the fiscal year ended December 31, 2002, entitled "Certain Factors That May Affect Future Results," and the company's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.


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
                              LORAL SPACE & COMMUNICATIONS LTD
                                  STATEMENTS OF OPERATIONS
                            (In millions, except per share data)

                                                             Three Months Ended March 31,
                                                             -----------------------------
                                                                 2003             2002
                                                             -------------   -------------
Segment Revenues:
    Fixed satellite services                                       $ 85.0          $ 110.5
    Satellite manufacturing and technology                          131.5            242.6
                                                             -------------   --------------
Operating segment revenues                                          216.5            353.1
    Eliminations                                                    (18.3)           (44.9)
                                                             -------------   --------------
OPERATING REVENUES AS REPORTED                                    $ 198.2          $ 308.2
                                                             =============   ==============

Segment EBITDA:
    Fixed satellite services                                       $ 42.5           $ 65.9
    Satellite manufacturing and technology before valuation
      allowance                                                      (2.5)            11.4
    Satellite manufacturing and technology valuation
      allowance (1)                                                 (10.0)               -
    Corporate expenses                                               (9.1)            (8.7)
                                                             -------------   --------------
Segment EBITDA before eliminations                                   20.9             68.6

Eliminations                                                         (5.1)            (6.8)
                                                             -------------   --------------
EBITDA AS REPORTED                                                   15.8             61.8

Depreciation and amortization                                       (44.8)           (47.1)
                                                             -------------   --------------
Operating (loss) income                                             (29.0)            14.7

Interest and investment expense, net                                 (9.7)           (13.2)
Gain on investment (1)                                                1.1                -
                                                             -------------   --------------
PRETAX (LOSS) INCOME                                                (37.6)             1.5

Income tax expense                                                   (2.0)            (5.5)
                                                             -------------   --------------

LOSS AFTER TAXES                                                    (39.6)            (4.0)
Equity in affiliate losses and other                                 (8.6)           (15.8)
Cumulative effect of change in accounting principle
   relating to goodwill                                                 -           (876.5)
                                                             -------------   --------------

Net loss                                                            (48.2)          (896.3)

Preferred dividends                                                  (3.4)           (12.0)
                                                             -------------   --------------

NET LOSS - COMMON SHAREHOLDERS                                    $ (51.6)        $ (908.3)

Less cumulative effect of change in accounting
   principle, relating to goodwill                                      -            876.5
                                                             -------------   --------------

NET LOSS - COMMON SHAREHOLDERS before cumulative
   effect of change in accounting principle relating to
     goodwill                                                     $ (51.6)         $ (31.8)
                                                             =============   ==============

Weighted shares outstanding - Basic and Diluted                     432.1            337.1
                                                             =============   ==============

Loss per share - Basic and Diluted                                $ (0.12)         $ (2.69)
                                                             =============   ==============

LOSS PER SHARE - BASIC AND DILUTED before cumulative
   effect of change in accounting principle relating to
     goodwill                                                     $ (0.12)         $ (0.09)
                                                             =============   ==============

(1)  Represents a non-cash charge on the exchange of Sirius vendor financing receivables into Sirius stock on March 7, 2003. During the quarter ended March 31,2003, Loral realized gains of $1.1 on the sale of a portion of such stock and as of March 31, 2003, had recorded unrealized gains of $10.4 relating to 40.9 unsold shares. Subsequent to
     March 31, 2003 Loral realized $13.0 of gains on the sale of a portion of such stock. As of May 13, 2003, Loral had 4.3 shares remaining with unrealized gains of $3.2 million.

                                  LORAL SPACE & COMMUNICATIONS LTD.

                                     Supplemental Financial Data
                                            (In millions)
                                                             Three Months Ended March 31,
                                                    -----------------------------------------------
                                                            2003                      2002
                                                    ---------------------     ---------------------
BOOKINGS
     Fixed satellite services                                    $ 297.7                   $ 148.3
     Satellite manufacturing and technology                         10.0                       6.0
     Intercompany eliminations                                      (9.1)                      0.9
                                                    ---------------------     ---------------------
Total bookings                                                     298.6                     155.2
     Debookings                                                    (45.3)                   (124.0)
                                                    ---------------------     ---------------------
NET BOOKINGS                                                     $ 253.3                    $ 31.2
                                                    =====================     =====================


                                                       March 31, 2003           December 31, 2002
                                                    ---------------------     ---------------------

FUNDED BACKLOG
     Fixed satellite services                                  $ 1,535.4                 $ 1,368.0
     Satellite manufacturing and technology                        641.3                     762.9
                                                    ---------------------     ---------------------
Total funded backlog                                             2,176.7                   2,130.9

     Intercompany eliminations                                    (299.0)                   (308.2)
                                                    ---------------------     ---------------------
NET FUNDED BACKLOG                                             $ 1,877.7                 $ 1,822.7
                                                    =====================     =====================

CASH & UNUSED BANK CREDIT (1)                                    $ 101.5                   $ 132.0
                                                    =====================     =====================

                                      Condensed Balance Sheets
                                            (In millions)

                                                       March 31, 2003           December 31, 2002
                                                    ---------------------     ---------------------

Cash and equivalents                                             $ 101.5                    $ 65.9

Other current assets                                               275.2                     324.5
                                                    ---------------------     ---------------------

     Total current assets                                          376.7                     390.4

Property, plant & equipment, net                                 1,882.5                   1,897.3

Other assets                                                       394.4                     405.1
                                                    ---------------------     ---------------------

     Total assets                                              $ 2,653.6                 $ 2,692.8
                                                    =====================     =====================

Current portion of debt                                          $ 146.8                   $ 131.9

Other current liabilities                                          306.4                     329.2
                                                    ---------------------     ---------------------

     Total current liabilities                                     453.2                     461.1

Long-term debt                                                   2,115.4                   2,112.6

Other long-term liabilities and minority interest                  352.3                     348.2

Convertible redeemable preferred stock                             139.8                     125.1

Shareholders' equity                                              (407.1)                   (354.2)
                                                    ---------------------     ---------------------

     Total liabilities and shareholders' equity                $ 2,653.6                 $ 2,692.8
                                                    =====================     =====================

(1) Includes unused bank credit of $66.1 million as of December 31, 2002.